Exhibit 99.1

News Release

December 18, 2006
For Immediate Release
Park National Corporation, The Park National Bank
and Anderson Bank Company complete merger transaction
NEWARK, Ohio — Park National Corporation (AMEX: PRK) (Park), its subsidiary The Park National Bank, and Anderson Bank Company, an Ohio state-chartered commercial bank (Anderson), today officially completed their agreement and plan of merger. As a result, Anderson has merged with the Southwest Ohio and Northern Kentucky Division of The Park National Bank, effective at the close of business today. Anderson’s two full-service offices will assume The Park National Bank name. They are located in Anderson township on the east side of Cincinnati and in Amelia, Ohio.
“We are very pleased to unite these two community banks,” said Park Chairman C. Daniel DeLawder. “Both organizations share similar values and outstanding professionals. Working as one team under common local leadership further strengthens our capability to continue delivering high quality banking services.”
With additional office locations, customers of both banks gain increased convenience, and Anderson customers have access to new services like cash management, trusts and investments.
After the merger transaction, The Park National Bank of Southwest Ohio & Northern Kentucky Division has approximately $400 million in assets (based on asset totals as of September 30, 2006) and operates 13 offices, several throughout Clermont County as well as offices in downtown Cincinnati, West Chester, Dayton, and Florence, Kentucky. It is headquartered in Milford, Ohio and led by President Doug Compton and an advisory board of local business professionals.
“We welcome the customers and associates of Anderson Bank,” Compton said. “Now that we’re one organization, all of our customers benefit from the combined knowledge and experience of our expanded team of local professionals.”
Under the terms of the agreement and plan of merger, the shareholders of Anderson will receive aggregate consideration consisting of 86,137 common shares of Park and $9,052,093. The Anderson shareholders had the opportunity to elect to receive all cash, all Park common shares or a combination of cash and Park common shares in exchange for their Anderson common shares. Subject to the allocation procedures in the agreement and plan of merger, each Anderson shareholder who elects to receive cash will receive $32.02 for each common share of Anderson and each Anderson shareholder who elects to receive Park common shares will receive .3227 Park common shares for each common share of Anderson.
Headquartered in Newark, Ohio, Park now holds $5.47 billion in assets (based on asset totals as of September 30, 2006). It consists of 12 community banking divisions and two specialty finance companies, all based in Ohio. Park operates 138 offices across 29 Ohio counties and one Kentucky county through the following organizations: The Park National Bank, The Park National Bank Southwest Ohio & Northern Kentucky Division, Fairfield National Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Scope Leasing, Inc., and Guardian Financial Services Company.
###
Media contacts:
Bethany White, Park Communication Specialist 740.349.3754
John Kozak, Park Chief Financial Officer, 740.349.3792
Ed Brady, Senior Vice President, The Park National Bank Southwest Ohio & Northern Kentucky Division, 513.576.0600
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com